September 30, 1999

First Defined Portfolio Fund, LLC
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532

Re:           First Defined Portfolio Fund, LLC
              _________________________________

Gentlemen:

We have served as counsel for the First Defined Portfolio Fund, LLC (the "Fund"), which proposes to offer and sell membership interests of eleven series (collectively, the "Interests") in the manner and on the terms set forth in Pre-Effective Amendment No. 2 to its registration statement on Form N-1A to be filed on or about September 30, 1999 (the
"Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended. The Fund consists of the following series: The Dow (sm) Target 5 Portfolio, The Dow (sm) DART 10 Portfolio, Global Target 15 Portfolio, S&P Target 10 Portfolio, NASDAQ Target 15 Portfolio, First Trust 10 Uncommon Values Portfolio, First Trust Energy Portfolio, First Trust Financial Services Portfolio, First Trust Pharmaceutical
Portfolio, First Trust Technology Portfolio, and First Trust Internet
Portfolio.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Potter Anderson & Corroon LLP upon which we have relied as they relate to the laws of the State of Delaware, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Interests of the Fund, which are currently being registered by the Amendment referred to above, may be legally and validly issued from time to time in accordance with the Fund's Limited Liability Company Agreement dated as of January 8, 1999, the Fund's Operating By-Laws, the Fund's Amended and Restated Establishment and Designation of Series of Membership Interests, and the Amendment, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per Interest and such Interests, when so issued and sold, will be legally issued, fully paid and non-assessable.

Page 1


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-72447) relating to the Interests referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                         Respectfully submitted,



                                         Chapman and Cutler

Page 2